                    GREAT AMERICAN FINANCIAL RESOURCES, INC.
                            EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)

                                 March 31,         Year Ended December 31,
                                ----------    ----------------------------------
                                2001  2000    2000    1999    1998   1997   1996
                                ----  ----    ----    ----    ----   ----   ----

Income before income taxes,
 extraordinary items and
 accounting changes            $26.1 $23.2   $81.1   $92.0  $143.9 $103.4 $ 80.7
Plus dividends from affiliate    0.0   0.0     0.0     0.5     0.5    0.5    0.5
Plus minority interest in
 subsidiaries having fixed
 charges                         0.0   0.0     0.0     1.0     0.0    0.2    0.5
Fixed charges:
 Interest and other debt
   expenses                      2.8   3.5    13.8    11.9    10.8    8.9   14.3
 Preferred dividends of
   subsidiary trusts             4.5   4.6    18.4    18.6    19.0   15.5    1.0
 One-third of rentals            0.5   0.5     2.0     1.9     1.7    1.0    0.9
                               ----- -----  ------  ------  ------ ------ ------
     Subtotal                  $33.9 $31.8  $115.3  $125.9  $175.9 $129.5 $ 97.9
                               ===== =====  ======  ======  ====== ====== ======

Interest on annuities           69.3  66.2   278.9   262.6   261.7  278.8  271.8
                               ----- -----  ------  ------  ------ ------ ------
     Total                    $103.2 $98.0  $394.2  $388.5  $437.6 $408.3 $369.7
                               ===== =====  ======  ======  ====== ====== ======

Fixed charges:
  Interest and other debt
    expenses                    $2.8 $ 3.5  $ 13.8  $ 11.9  $ 10.8   $8.9  $14.3
  Preferred dividends of
   subsidiary trusts             4.5   4.6    18.4    18.6    19.0   15.5    1.0
  One-third of rentals           0.5   0.5     2.0     1.9     1.7    1.0    0.9
                               ----- -----  ------  ------  ------ ------ ------
      Subtotal Fixed Charges   $ 7.8 $ 8.6  $ 34.2  $ 32.4  $ 31.5 $ 25.4 $ 16.2
                               ===== =====  ======  ======  ====== ====== ======

Interest on annuities           69.3  66.2   278.9   262.6   261.7  278.8  271.8
                               ----- -----  ------  ------  ------ ------ ------
      Total Fixed Charges      $77.1 $74.8  $313.1  $295.0  $293.2 $304.2 $288.0
                               ===== =====  ======  ======  ====== ====== ======

Ratio of earnings to fixed
  charges:

    Excluding interest on
      annuities                  4.3   3.6     3.4     3.9     5.6    5.1    6.0
    Including interest on
      annuities                  1.3   1.3     1.3     1.3     1.5    1.3    1.3

Earnings in excess of fixed
  charges                      $26.1 $23.2  $ 81.1  $ 93.5 $144.4 $104.1  $ 81.7
                               ===== =====  ======  ======  ====== ====== ======